Exhibit 99.1
Final Transcript
Conference Call Transcript
GLF — Q4 2009 GulfMark Offshore Earnings Conference Call
Event Date/Time: Feb. 25. 2010 / 9:00AM ET

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Final Transcript
Feb. 25. 2010 / 9:00AM ET, GLF — Q4 2009 GulfMark Offshore Earnings Conference Call
CORPORATE PARTICIPANTS
David Butters
GulfMark Offshore, Inc. — Chairman
Quintin Kneen
GulfMark Offshore, Inc. — EVP, CFO
Bruce Streeter
GulfMark Offshore, Inc. — President, CEO
CONFERENCE CALL PARTICIPANTS
James West
Barclays Capital — Analyst
Bo McKenzie
Global Hunter — Analyst
PRESENTATION

Operator
Good morning. My name is Eric, and I will be your conference operator today. At this time, I would like to welcome everyone to the GulfMark Offshore Incorporated fourth-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions).
This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the Company’s filings with the SEC.
The forward-looking comments on this conference call should not therefore be regarded as representations and the project outcomes can or will be achieved. Thank you. I would now like to turn the call over to David Butters, Chairman. Please proceed.

David Butters — GulfMark Offshore, Inc. — Chairman
Thank you, Eric, and good morning everyone, and welcome to GulfMark Offshore’s fourth-quarter and year-end 2009 earnings conference call.
As you have seen from our press release, our fourth quarter was indeed difficult and a bit confusing, with a number of exceptional items. Quintin Kneen, our Chief Financial Officer, will go over the numbers shortly and explain some of the one-off items that hurt our performance last quarter.
Cutting through it all, though, it was not a satisfactory performance, and it is one that we are confident we can improve on. Looking ahead, 2010 should represent a transitional year for the Company. It would be a good bet that our operating conditions have bottomed, and some improvement can be expected over the course of the year. Also, and perhaps more importantly, the major capital program embarked upon by the Company a number of years ago is now essentially behind us. We have been able to expand our fleet with our newbuilding program and the acquisition of a significant presence in the Gulf of Mexico without incurring undue leverage, primarily because of our strong internally generated cash flow.
With our capital program behind us, we will be increasingly looking at alternative ways to enhance shareholder value with that free cash flow.
And now Quintin will take us through the accounting and the financial numbers for the fourth quarter. Quintin?

Final Transcript
Feb. 25. 2010 / 9:00AM ET, GLF — Q4 2009 GulfMark Offshore Earnings Conference Call

Quintin Kneen — GulfMark Offshore, Inc. — EVP, CFO
Thank you, David. Well, 2009 was indeed an interesting year. Market conditions in the Gulf of Mexico began to soften in Q2, and likewise in the North Sea, beginning in Q3. But even with that softness, revenues for us during 2009 were off only 6%. We generated over $170 million of cash flows from operations, and with those proceeds, completed payments on six new vessels and repaid $122 million of debt.
As usual, Bruce and I will speak for about 15 to 20 minutes, and then we will open it up for questions. We will try to provide more clarity and color to the quarterly results and to the near-term outlook.
As we indicated there would be on the last call, there was a bit of noise in Q4. We completed the US debt refinancing in December, and this required repatriating cash to the US. When we do this, we incur the US tax charge on those amounts. We repatriated $43 million and the straight 35% US tax on that amount is $15.1 million. That is the primary driver of the tax charge in Q4.
On the last call, I indicated that we were likely to repatriate a lesser amount, but moving the larger amount was, in the end, a better cash management decision for us.
This is a non-cash tax, as it will be satisfied from the use of US net operating loss carryforwards that have accumulated over time here in the US.
Also, and just for clarification, when I speak about our US cash flows, I am referring to not just the cash flows generated by our US operations, but also the cash outflow requirements for the corporate group, as well as the cash outflows from servicing all of the US-based debt. So our US generated cash is lower than you might be thinking, if you are thinking just about our US operations.
We announced yesterday that at a special stockholders’ meeting on Tuesday, our stockholders approved the proposed plan of restructuring. To give a bit of clarity on that restructuring, it was done to affect bylaw and incorporation document changes that enable the Company to have remedies to an actual or potential breach of the Jones Act, which restricts foreign ownership to less than 25%.
It was initiated by the acquisition of our Gulf of Mexico business in July 2008. We estimate our current foreign ownership percentage to be in the mid-single digits. So it was not done out of any current concern, but just a part of good governance practices.
As indicated in our press release, we got some good news out of Norway earlier this month. You may recall that back in 2007, the Norwegian government substantially revised their tonnage tax regime and it resulted in us recording a liability of $24.4 million at that time. That was in 2007.
Last year, in 2009, the Norwegian tax authorities revised the law, and as a result, we’ve reversed $6.6 million of that accrual in Q1 of last year. This year, the Norwegian government declared the entire 2007 tax revision unconstitutional. At December 31, 2009, we had $12.2 million remaining on our books due to this liability, and, [after] some further developments, we will reverse this amount in Q1 of 2010. Any such reversal would be a benefit to the tax provision line.
We’ve also made payments totaling $3.1 million that may be recoverable from the Norwegian government, but we will be customarily cautious in determining whether or not a future benefit will result from that portion. But there is the potential that this will provide an incremental tax benefit in Q1 of 2010. So the total tax benefit may be as much as $15.3 million.
The Norwegian tax amounts I mentioned are actually denominated, as you would expect, in Norwegian kroner. So due to currency fluctuations over the past three years, the amounts I just mentioned are not going to add up nicely. But again, nothing in Q4 of 2009 reflects this new development, but we may have a special tax benefit in Q1 of 2010.
Another unusual item in Q4 of 2009 was the $3.7 million pension accrual in the North Sea. We have three pension plans in the North Sea and they are all multi-employer plans. So as a result, you don’t have open access to the actuaries and the actuarial reports, and you don’t get the set investment policy statements.
One of the larger UK-based plans provides updates to the funding status of the plan every three years. The preliminary notice this time that we received in December was a bit higher than we expected, ostensibly due to equity investments held by the fund during the first quarter of 2009. On a related note, the fund does not have provisions for refunding amounts if the plan were ever to be determined to be overfunded. So we make the required payments over time so that we will be in a better negotiating position regarding any remaining obligation should the plan end up being overfunded in the future.

Final Transcript
Feb. 25. 2010 / 9:00AM ET, GLF — Q4 2009 GulfMark Offshore Earnings Conference Call
Accordingly, as of December 31, 2009, we had $6.2 million accrued for this liability on our balance sheet. That includes, of course, the $3.7 million amount we accrued during the quarter.
As we indicated in our press release, results for the fourth quarter were characterized by continued weakness in the Americas and the North Sea, but continued stability and strength in Southeast Asia. Our revenue for the quarter was $84.7 million, down approximately 7% from Q3. Utilization was up sequentially in the Americas, and during the fourth quarter, utilization in the Americas increased sequentially each month. On a monthly basis thus far in the cycle, our weakest utilization month in the Americas was 53.2%, and that was for the month of August. Utilization has been steadily increasing each month throughout the past five months, and in January of 2010, utilization in the Americas was 75.5%.
Average day rates, however, did continue to decrease throughout the same period, but this is somewhat expected to a degree as the increase from utilization is coming from the lower day rate vessels.
Revenue from the North Sea fleet was down approximately 15% during the quarter. The primary driver of that decrease was that utilization of two of the three North Sea anchor handlers was off noticeably due to mobilizing those two vessels to Trinidad.
In addition, we laid up the Highland Spirit, which had a detrimental impact on revenue of approximately $650,000.
Southeast Asia continues to perform nicely. Sequentially, revenue was up 6% in the region, primarily from benefiting from a full quarter of utilization of the Sea Comanche, which was delivered during the third quarter. Utilization in Southeast Asia was back up to its longer-term average in the low 90s during the quarter.
The average day rate was down during the period, but still in the low $20,000 per day range. We may see some softening in this region in 2010, but we expect any cyclicality to be moderate and short-lived.
On a consolidated basis, operating costs were up during the period. Two factors drove a substantial majority of that increase. We accrued the $3.7 million pension charge I have previously discussed, and we had six vessel moves during the period that required additional supplies, manpower and fuel.
In addition, we performed major repairs on some of these vessels in advance of their relocation.
We performed five drydocks for the quarter, as we previously indicated. We utilized 93 drydock days as compared to the 120 days we had guided in the Q3 call. Drydock expense for the quarter was approximately $4.4 million, slightly under our previously estimated amount of $5 million.
For 2010, we anticipate spending approximately $22 million on 30 drydocks. For Q1, we are currently expecting to spend $6 million on eight drydocks, three in the North Sea for approximately $2.5 million, and five in the Americas for approximately $3.5 million.
General and administrative expenses were down sequentially, which was a bit unexpected. Some of the extraordinary costs we incurred in Q3 that we expected to continue into Q4 got delayed until Q1, essentially, reorganization and restructuring costs. So I anticipate that G&A costs in Q1 will be slightly higher, but then begin to level out at just under $11 million per quarter.
Consolidated depreciation was up in Q4, driven by the new vessel deliveries in Southeast Asia and the North Sea that I mentioned earlier. The run rate will move up slightly, approximately $500,000, over Q1 and Q2, due to today’s delivery of the North Purpose into the North Sea fleet. It will move up a similar amount in the last half of 2010 after the delivery of the two remaining vessels in the newbuild program.
As a result, operating income for the fourth quarter was $9.1 million, reflecting an operating income margin of 11% and an EBITDA margin of 27%. Operating income margin in the North Sea for Q4 was just over breakeven, but this was because the region incurred all of the pension costs and the substantial majority of the other operating cost variances we previously discussed.
Southeast Asia continues to perform very well. Operating income was $16 million for the quarter, reflecting an operating income margin for the region of 79%.
Operating income in the Americas was off $3 million, resulting in an operating income margin for the quarter of negative 6%. Sequentially, operating income in the Americas was impacted largely by the areas outside the US Gulf of Mexico. Utilization in the Gulf of Mexico was up sequentially, from 52% in Q3 to 62% in Q4, and likewise, revenue was also up, but only slightly, as the average day rates came down a bit which again is somewhat expected, as it is the lower day rate vessels that are going back to work.

Final Transcript
Feb. 25. 2010 / 9:00AM ET, GLF — Q4 2009 GulfMark Offshore Earnings Conference Call
Also, the primary reason for the decrease in the remainder of the Americas was due to the Sea Kiowa, which is operated in Brazil, being off due to some unscheduled repairs.
Tax expense for the quarter was $15.3 million, primarily driven by the tax charge we previously discussed. I still expect our long-term tax rate to be between 10% to 12%, but that will fluctuate based on how large a percentage domestic earnings are in relation to total earnings; in periods when domestic earnings are lower, the overall tax rate will be lower.
Of course, special items like the tax benefit that would result from the reversal of the Norwegian tax in Q1 of 2010 that was discussed earlier will skew that anticipated 10% to 12% normal rate.
Capital expenditures for the quarter were approximately $37 million. That includes — that amount includes the final payment on the Highland Prince that delivered in November, capitalized interest on the vessels still under construction and a small amount of capital for vessel upgrades. Our updated estimate of capital expenditures for the newbuild program throughout all of 2010 is $68.5 million, and that will complete the newbuild program. This is a bit higher than we indicated on the Q3 call because one of the payments budgeted for Q9 (sic) slipped into January of 2010.
Of that remaining $68.5 million, so far in 2010, we have already made payments of $47 million, and therefore, only $21.5 million remains under the current newbuild program. We have two vessels that remain to be delivered, the two 10,000-BHP anchor handlers being built by Remontowa in Poland. One of the anchor handlers is to be delivered in Q2, and the last anchor handler is to be delivered in Q3.
Cash on hand at quarter end was $92.1 million. All totaled, net debt, total debt less cash, was $267.6 million at December 31. That is an increase of $2.2 million since September 30. An increase is unusual for us, but simply the result of making a large vessel payment in the quarter. I expect net debt to increase again in Q1 for the same reason, that is, more vessel payments that result in less cash, but no additional debt. I expect that trend to reverse in Q3 and Q4 and to see net debt figures in the low $200 million range by year-end 2010.
To recap, at year end, the senior notes represented $159.7 million of our outstanding indebtedness. There was no amounts outstanding under our $175 million revolving credit facility. And the outstanding balance on the new term loan facility was $200 million. These debt amounts have not changed since year end.
Total outstanding indebtedness is therefore $359.7 million, and, net of cash, the balance at quarter end was $267.6 million.
We completed the refinancing we discussed on the last call. This, in conjunction with the repayments on the revolver resulted in repaying approximately $103.8 million of debt during the quarter. The interest rate on the new term loan facility is approximately 1 percentage point higher than the previous facility, so interest expense will increase in 2010.
In addition, as we complete the newbuild program, the interest that is otherwise capitalized into the cost of the vessels begins instead to run through the income statement. So I estimate that reported interest expense in dollars will increase to an estimated $6.1 million per quarter by Q4 2010. And that is assuming three-month LIBOR stays relatively flat.
Contract cover for 2010 stands currently at 58%, up from the 41% we reported on the last earnings call. Interesting to note is that contract cover for the North Sea and Southeast Asia are higher now than they were at this time last year.
Consolidated contracted revenue for 2010 is $245.6 million — that is revenue dollars — and it is down from the $319.3 million of revenue dollars that we had in our forward contract cover for 2009 at this time last year. The $245.6 million of revenue dollars for 2009 breaks out as follows — $107.9 million for the North Sea; $49.8 million for Southeast Asia; and $87.9 million for the Americas. Forward contract cover for 2011 stands currently at 25%.
With that, I will transfer the call over to Bruce to give more detail on current market conditions and more perspective on 2010.

Bruce Streeter — GulfMark Offshore, Inc. — President, CEO
     Thanks, Quintin, and good morning, everyone. I think Quintin has done a very good job of breaking out the quarter, the current status of the Company, the strong moves that we’ve made as far as strengthening the balance sheet and preparing the Company efficiently for the future.

Final Transcript
Feb. 25. 2010 / 9:00AM ET, GLF — Q4 2009 GulfMark Offshore Earnings Conference Call
Normally, my remarks are very specific related to operations and probably somewhat technical as to the status of the industry and, more specifically, GulfMark’s position within the market segments.
So today, I thought I would vary it a little bit and pull out my crystal ball, which I’m sure is no better than many others, but perhaps we’ll give you some insight into what our thinking is and where we are looking forward.
A lot has been said about the timing of market recovery and what 2010 will look like. Some have suggested that the recovery in our industry will be a slow 2011 event, or at best, something that happens in the second half of 2010. Everyone seems to agree there will be a recovery, and historically, recovery in our business has led to very strong earnings.
Positive signs that are around can be deceiving, and global or financial events could overshadow and/or reverse indicators of improvement. However, seismic activity appears to be strengthening; typically, seismic activity strengthens ahead of strengthening in the market activity. Recovery in jackup demand is sooner, I believe, and stronger than what people expected. And construction support activity this year appears to be stronger than it was last year, in particular in areas that we have primary concern about, notably the North Sea.
Real expansion of demand is occurring in a number of areas. People highlight areas such as Brazil often. And more recently, I’ve seen a lot of focus has been directed at weakness in rates for ultra deepwater rigs and potential availability in that segment for the first time in a long time. However, when you look at it, the availability is coming not from rigs coming off-charter, but from a greater number of rigs delivering on the identified contract opportunities. This, coupled, with the discussions about improvement in jackup demands and particularly the fact that as the large number of new jackups deliver, it has created competition that has moderated rates in that sphere, but it is resulting in the fixtures of the high-spec jackups, which, particularly for our Southeast Asian operation, is particularly good, as those vessels are primarily directed toward that market.
Mid-water floater activity has also seen a resurgence in demand, and while many of the fixtures are short-term in nature, the activity levels of the mid-water units have a lot to do with market balance, notably in markets such as the North Sea.
Increases in activity levels become public before the contract starts, so there is a natural lag between identification of benefit and the actual benefit. The amount of activity that is seasonal or short term also brings into question the level and sustainability of recovery.
As an example, the increase in mid-water floaters doesn’t have an impact on the North Sea until sometime in the second quarter. However, we already had an indication of increased construction activity, and this has led to a number of vessel fixtures, and now, when you have the impact of improved demand coming into the summer, you’re going to see increases in term charters and, hopefully, that results in increase in term charter rates.
Quintin mentioned that this morning we took delivery of the North Purpose; the handover of the vessel will occur over this weekend. It will then proceed to Peterhead in Scotland and will commence a term charter at the beginning of March. It is a very positive event. We ended up taking the boat out of the shipyard about two months early because of the fact that we had the opportunity and we saw the market improvement coming.
So we do see a number of potential positive signs in the market, a few with immediate impact and generally more in the second half of the year than the first. The important thing for us is to transfer the potential plusses into improved business.
Our task at GulfMark is to maintain, develop and preserve value during weak cycle periods and develop capacity to increase earnings when the market improves. We do that by improving the fleet mix, providing a strong balance sheet, having the employee base to respond to improvements and the cash flow necessary to handle operation and capital requirements.
The benefit and growth from a stockholder perspective has been very strong in the Company over the years, and the potential we have is significant.
Everybody knows that in 2008, we added capacity by adding a US Gulf operation. Given the historical cyclical nature of the US Gulf, the acquisition was a confirmation of our having the structural strength to handle down cycles and to achieve growth and rapid debt reduction, as happened in the latter stages of 2008, and, as Quinton has identified, continued through 2009.
Weakening market conditions did and, as long as they last, will [hurt] our near-term earnings. But not our capacity to increase and to grow earnings, in particular cash flow and market recovery.

Final Transcript
Feb. 25. 2010 / 9:00AM ET, GLF — Q4 2009 GulfMark Offshore Earnings Conference Call
Much has been said about the weak markets in the Gulf of Mexico and the North Sea, which are important areas for us, and I have to highlight that. As those markets pass through the trough and move towards improvement, they will bring positive results for GulfMark.
So while fourth quarter 2009 did not show a significant result, and the same is likely to be said for the first quarter, our capacity and our economic and market strength are not in any way harmed. Indeed, our recent focus was on providing contract coverage that provided adequate cash flow, even if not helping near-term earnings. However, the combination of contracts secured and changes in markets have allowed us already to shift strategy towards obtaining contracts that start to build earnings as we move forward.
It may be that this is — that it’s some time before we see the benefit in the reported earnings, but the trend is positive, and certainly suggests we have potential of achieving gains, even ahead of general market recovery.
While I am not at this point predicting anything or identifying timing, I am identifying that our strategy has in the past allowed us to provide countercyclical results, and it is only when a cyclical change has happened shortly after we have made a major investment that we have come close to tracking the more general market.
I would say that today we are comfortable with our Gulf of Mexico operation. We have seen significant improvement in utilization, expanding the customer base, and hopefully the day rate improvements will follow. We are looking at technical improvements and further potential vessel movements and growth possibilities that can provide benefit that our strategic entry into the Gulf of Mexico anticipated. We have spent money on drydocks and maintenance that will benefit us going forward. While we have reduced headcount and crew costs, we have maintained the core employees to allow us to provide our customers the quality of service desired.
Utilization today in the Gulf of Mexico has clearly rebounded for us. As you know, in the last call, we mentioned that of the smaller PSVs, at one point, we had eight of those off charter. Hopefully tomorrow, we’ll see full utilization of those vessels for the first time in quite a long time. Some of those are short-term contracts, and some of them need the rates to move up. But it is a very positive sign that they are all in fact working.
Mexico, Brazil, Trinidad, the rest of the Americas, also, I think, somewhat of a positive story. Quintin has mentioned that we moved two of the anchor handlers to Trinidad. We moved a vessel from the Gulf of Mexico to Trinidad, as well. In Mexico, we’ve extended the vessels for a period, and we’re looking at the potential of adding perhaps another vessel to Mexico this year.
Brazil, we definitely will add one vessel contract. We expect the very serious probability that the one vessel that has a contract and date within this year will be expanded. And we’re looking at opportunities in that area as it expands, and I think it will provide us good potential going forward.
North Sea, our perspective was a concern, particularly the risks of reduced forward contract coverage, which has always been our base, is high levels of contract coverage in the area. But we have been very busy at rebuilding that contract coverage and we’ve been able to confirm forward cash flow. And so we are looking now at strategic opportunities, such as the bringing on of the new vessel and putting it immediately on a term contract.
So our focus is now moving us in the right direction for forward earnings potential, even if that is not visible in the very immediate future.
Southeast Asia had a great year in 2009, and we are still very comfortable with the equipment mix and the market position there. If you listen to the numbers that Quintin had, it is going to be very, very difficult to match that in 2010.
We did have several vessels that we are working on programs that finished or will finish in the first quarter of this year. Not knowing exactly when they were going to finish, it is difficult to match new contracts. So we do expect that we will suffer lower utilization in the first quarter, but that we do expect that overall, Southeast Asia is going to continue to be a very good and very strong marketplace for us.
So that while we are not doing cartwheels, we are positive about recent contract fixtures and the potential that we see for our vessels as the year moves forward. There are vessels, contracts and locations that we are focusing on and concerned with but we are also looking for forward changes in 2010.
If we — perhaps in the Q&A, we highlight some of the areas such as costs, etc. I will point out that Quintin has identified the current drydock schedule, but that as we proceed into the first quarter, we are probably going to increase the number of drydocks that we do because we do see

Final Transcript
Feb. 25. 2010 / 9:00AM ET, GLF — Q4 2009 GulfMark Offshore Earnings Conference Call
some opportunities for contracts and for changes in market mix. So we are going to do as much of the drydocks as we can in Q1. And that will, I think, have a result and an impact.
But overall, I think we have matched crew size, cruise strength. We’ve done a lot — when we had vessel availability, we put together teams of our own crews, and we did maintenance ahead. So that while you see the maintenance costs in prior periods, we will see the benefit of that in future periods.
We have kept our core sailor fleet across the world, maintained the officer base, and we’ve maintained the ability to immediately put the boats to work when the contract opportunities have developed.
I am often concerned in these calls that I either provide too much of a positive or negative aspect, and so I’ve tried to be a little bit — provide a little more color today as to how we look at it and where we are looking ahead, as opposed to the significance of the number of contract changes here, the number of contract changes there, et cetera. We do look at it as a long-term business and we do look at it as a cyclical industry, and we have gone through or are going through a down cycle. But clearly, we are looking towards the benefit that the major investments we have made will provide as the industry and the economy recover.
And with that, I will turn it over for questions.
QUESTION AND ANSWER

Operator
(Operator Instructions) James West, Barclays Capital.

James West — Barclays Capital — Analyst
Good morning, guys. Bruce, thanks for all the additional color. I thought that was very helpful.
I wanted to quickly dig into the North Sea. I think you outlined additional tenders for the construction season. We see some positive trends in the mid-water floater market for second-quarter, third-quarter type contracts. As you are bidding assets for this work, are you getting any pricing leverage, or is pricing still at this kind of bottoming level?

Bruce Streeter — GulfMark Offshore, Inc. — President, CEO
No, I think you’re seeing positive leverage. It is dependent on the type of vessel required, etc. The spot market has certainly come back off of bottoms. It has had less resilience, if you will, in the anchor handling side, which is primarily spot market activity.
But particularly in the larger PSVs, you’ve seen some market recovery, and you continue to see it. For instance, this morning, three tenders came out, all of six months or more. Only one of the three is against an existing vessel. So you continue to add those kind of requirements.
I am particularly happy with the tenders, because one of the two owned boats that we have working spot market right now is actually working on the one location that one of the tenders is against. So we are — I would say we have some basis for expecting improvements in rate structure.

James West — Barclays Capital — Analyst
Okay. That’s helpful. And then in Southeast Asia, understanding that utilization could be weaker near-term as to contracts and before new contracts start, could you maybe give some color on the pricing of the new contracts? Are they at the existing day rate levels or should we expect day rates to come down as well?

Final Transcript
Feb. 25. 2010 / 9:00AM ET, GLF — Q4 2009 GulfMark Offshore Earnings Conference Call

Bruce Streeter — GulfMark Offshore, Inc. — President, CEO
I think for us, we are going to see some level of day rate reduction on an average basis. And that is because a couple of the contracts that we have expiring were at the very top of the market, and the renewals are going to be more closely related to the more recent fixtures that we did in the second half of last year.

James West — Barclays Capital — Analyst
Okay, and then last question for me. With respect to acquisitions, your newbuild program is almost completed here. You guys, the balance sheet is in good shape, and I know there is a lot of assets for sale right now. Now, I know historically, you have been very selective and you like more of the higher-quality assets. Are you seeing the kind of pricing on sales of assets that would make you interested in picking off some vessels here and there?

Bruce Streeter — GulfMark Offshore, Inc. — President, CEO
Well, I think David has alluded to the fact that obviously there are a lot of different ways that we can improve shareholder value. Historically, we have tried to do it through the assets and finding assets at the right pricing levels.
It is interesting that we have tried as much as possible to stick with the high-end equipment. And we had an investment banking group out of Norway in here last month, who suggested that, at least for North Sea identified equipment, they should actually — perhaps passed through the bottom on the pricing side. And I have had a broker that’s told me the same thing. I don’t know that I believe it at this point, but I think that that kind of thought is out there is still continuing to lead people to keep prices higher than I am willing to pay.
And so we’ll see. There are other areas of the world where we see prices that are often on paper very good, but so far, we haven’t found vessel quality and potential that matches the paper valuation.

James West — Barclays Capital — Analyst
So would your stock be a better investment at 0.7 times book than an asset right now?

Bruce Streeter — GulfMark Offshore, Inc. — President, CEO
Well, you’re the analyst, but —

James West — Barclays Capital — Analyst
Okay. Fair enough. all right. Thanks, Bruce.

Operator
(Operator Instructions) Bo McKenzie, Global Hunter.

Bo McKenzie — Global Hunter — Analyst
Following up on that last question, what do you see in terms of things that might be out there within shipyards that were being built by speculators that may not be complete yet? Are those opportunities largely gone now, or are there still a fairly large number of vessels that are being built by people that aren’t in the boat business that are up for delivery during the course of the next year?

Final Transcript
Feb. 25. 2010 / 9:00AM ET, GLF — Q4 2009 GulfMark Offshore Earnings Conference Call

Bruce Streeter — GulfMark Offshore, Inc. — President, CEO
There is still quite a lot. We have tried to look at things such as European interests, investment interests that is driven by tax advantages as much as opportunity. And they are hesitant to sell until such time as they’ve recaptured the benefit that they get on the tax side. But eventually, those vessels will come into the marketplace.
There is a lot of equipment identified in Asia, India, Korea and primarily China. And a number of those projects have either cratered or are likely to, and vessels that are past some point are going to be finished and there are going to be opportunities.

Bo McKenzie — Global Hunter — Analyst
And do you see the same kind of quality stuff, I guess, relative to what the market needs are over in the Asian markets that you might see out of — I guess you’re alluding to Norway and the tax advantages — in terms of the quality of the construction or the equipment? Or are some of those assets that were being built by speculators in Southeast Asia subpar to what a lot of the rest of the world might want?

Bruce Streeter — GulfMark Offshore, Inc. — President, CEO
Well, first off, many of them are delayed considerably. Secondly, the talent to supervise construction in shipyards is vastly exceeded by the number of vessels being built. We’ve recently, for instance, had a very strong interest in buying one of our vessels. And when we discussed the fact that our pricing was above what a number of identified vessels on paper were, the answer was that they knew that we had managed the shipyard construction program appropriately. The vessel was out and performing. And that is what their customer wanted. And that even if they could buy a paper vessel someplace that was a better price, they wanted the vessel they knew could perform.
And I think that is — we’ve inspected some vessels in Asia, and I’m not saying this is a general response, but the vessels that we’ve looked at, okay, on paper, they are $4 million or $5 million below what we think the value is. But then when we look at the vessel, we are going to have to put that much and maybe more into it. So you are pushing the delivery date out farther, and you don’t end up with a real bargain. And that is the problem, is you’ve really got to look at vessels before you buy them today.

Bo McKenzie — Global Hunter — Analyst
Right. One last thing along those lines, Bruce. If you were to kind of filter out the things that — shipyard delays, financing delays, whatever else — out of the anchor handlers and the OSDs that you see coming this year, what is the kind of your best guess at a realistic delivery schedule, as opposed to what, by the numbers, some of the various databases are showing?

Bruce Streeter — GulfMark Offshore, Inc. — President, CEO
I’ve given up trying. I can tell you that historically, I don’t believe that delivery in any month has actually reached what any of the lists say, and I think a couple of the analysts are doing a pretty good job of tracking the numbers and showing where they come in. I look at the North Sea every month, and I only focus specifically on the vessels that are going to come into that region. And I can say that the change in the market dynamics, there have been some anchor handlers that have delivered, there have been some PSVs.
But at the same time, there are vessels that are leaving the region, and I think that is what has caused the change in mix and the potential, particularly in the term charter [air] vehicle and PSVs. It is — you’re not getting the number of ships that people expect. And I don’t know that percentages would tell you that much, because I think that as you look at the less sophisticated market areas — in other words, I think there is a lot of shipyards in China, and I think there are many more failures to deliver on time out of there than there is out of, say, European yards. But I don’t know that an actual percentage is known and what benefit it would have to have that number.

Bo McKenzie — Global Hunter — Analyst
All right, guys. Thanks.

Final Transcript
Feb. 25. 2010 / 9:00AM ET, GLF — Q4 2009 GulfMark Offshore Earnings Conference Call

Operator
(Operator Instructions) It appears we have no more questions in queue. I would like to turn the call back over to David Butters for closing remarks.

David Butters — GulfMark Offshore, Inc. — Chairman
Thank you, Eric, and thank you all for joining us this stormy morning in New York. It is wonderful. We look forward to our next conference call, and thank you again.

Operator
Thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect. Have a good day.

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